Exhibit 99.1

news release
TENNECO ANNOUNCES SHARE REPURCHASE PROGRAM
Lake Forest, Illinois, May 23, 2011 — Tenneco Inc. (NYSE: TEN) announced that the company’s board of directors has approved a share repurchase program, authorizing the repurchase of up to 400,000 shares of the company’s outstanding common stock over the next 12 months. The repurchase program is intended to offset dilution from shares of restricted stock and stock options that were issued in 2011 to employees under Tenneco’s long-term compensation plan.
Tenneco has focused on reducing its borrowing levels and improving the company’s financial flexibility since becoming a stand-alone company. At the end of 2010, Tenneco had reduced its debt net of cash balances by $502 million over the course of the previous 10 years. While debt reduction remains a priority, the company is now in a position to expand its options for using cash.
“It is the right time to begin capital returns to our shareholders given the substantial progress we have made in improving our financial position,” said Gregg Sherrill, chairman and CEO, Tenneco. “At the same time, we remain committed to further improving our financial strength, and investing in our strategic initiatives — from new technologies and products to our global footprint — so that Tenneco remains well-positioned to take advantage of organic and other growth opportunities.”
The company anticipates acquiring the shares through open market or privately negotiated transactions, which will be funded through cash from operations. The repurchase program does not obligate Tenneco to make repurchases at any specific time or situation.
Tenneco is a $5.9 billion global manufacturing company with headquarters in Lake Forest, Illinois and approximately 22,000 employees worldwide. Tenneco is one of the world’s largest designers, manufacturers and marketers of emission control and ride control products and systems for the automotive and commercial vehicle original equipment markets and the aftermarket. Tenneco markets its products principally under the Monroe®, Walker®, Gillet™ and Clevite®Elastomer brand names.
This press release contains or may contain forward-looking statements. Words such as “anticipates”, “expects,” “will,” and similar expressions identify forward-looking statements. These forward-looking statements are based on the current expectations of the company (including its subsidiaries). Because these forward-looking statements involve risks and uncertainties, the company’s plans, actions and actual results could differ materially. Please see the company’s filings with the SEC for further information, including the Safe Harbor Statement and Risk Factors in the company’s 10-K. The company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release.

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Contacts:
Linae Golla
Investor relations
847 482-5162
lgolla@tenneco.com
Jane Ostrander
Media relations
847 482-5607
jostrander@tenneco.com